Exhibit (21)

Subsidiaries of Potlatch Corporation

as of December 31, 2005 (1)

Name	State in Which Organized
Potlatch Holdings, Inc.	Delaware
Potlatch Operating Company	Delaware
Potlatch Forest Products Corporation	Delaware
The Prescott and Northwestern Railroad Company	Arkansas
St. Maries River Railroad Co.	Idaho
Warren & Saline River Railroad Company	Arkansas
NaturNorth Technologies, LLC	Delaware

Subsidiaries of Potlatch Corporation

as of February 3, 2006 (1) (2)

Name	State in Which Organized
Potlatch Forest Holdings, Inc. (f/k/a Potlatch Operating Company)	Delaware
Potlatch Forest Products Corporation	Delaware
The Prescott and Northwestern Railroad Company	Arkansas
St. Maries River Railroad Co.	Idaho
Warren & Saline River Railroad Company	Arkansas
NaturNorth Technologies, LLC	Delaware

(1)	Except for NaturNorth Technologies, LLC, all of the subsidiaries in the above lists are wholly owned, either directly or indirectly, by Potlatch Corporation. Potlatch Corporation owns 69% of the outstanding securities of NaturNorth Technologies, LLC. All unnamed subsidiaries, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. No separate financial statements are filed for any subsidiary.
(2)	On February 3, 2006, the stockholders of the Registrant’s predecessor, Potlatch Corporation, a Delaware corporation (Commission File No. 001-5313) (the “Predecessor Registrant”), approved a merger in connection with a restructuring of its business related to its conversion to a real estate investment trust. The restructuring included the formation of Potlatch Holdings, Inc. (the “Registrant”), Potlatch Operating Company and Potlatch Forest Products Corporation. On February 3, 2006, the Predecessor Registrant merged with and into Potlatch Operating Company (the “Merger”), the Registrant changed its name to Potlatch Corporation, and Potlatch Operating Company changed its name to Potlatch Forest Holdings, Inc. As a result of the Merger, the Registrant became the publicly traded, New York Stock Exchange, Pacific Stock Exchange and Chicago Stock Exchange listed corporation in place of the Predecessor Registrant, and succeeded to and continues to operate, directly or indirectly, the business of the Predecessor Registrant.